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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions 'Experts' and 'Selected Combined Financial and Other Operating Data' and to the use of our reports dated March 13, 1998 (except Notes 1, 4, 5, 6 and 8, as to which the date is June 22, 1998) and June 22, 1998, in Amendment No. 2 to the Registration Statement (Form S-1) and related Prospectus of Time Warner Telecom LLC and Time
Warner Telecom Inc. for the registration of $400 million    % Senior Notes Due
2008.


                                          Ernst & Young LLP


New York, New York
July 1, 1998


     The foregoing consent is in the form that will be signed upon the Reorganization of the Company as discussed in Note 4 to the combined financial statements.

                                          Ernst & Young LLP


New York, New York
July 1, 1998




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